MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release MEMC REPORTS FIRST QUARTER 2011 RESULTS Highlights:

	•	GAAP net sales of $735.9 million and GAAP EPS of ($0.02)

	•	Non-GAAP net sales of $832.6 million and Non-GAAP EPS of $0.09

	•	GAAP and non-GAAP EPS includes $0.07 of charges due to legal verdicts and the Japan earthquake

	•	Raised $550 million senior notes and increased corporate revolver to $400 million

	•	Shipped first solar wafers from Kuching, Malaysia plant

St. Peters, MO, May 4, 2011 – MEMC Electronic Materials, Inc. (NYSE: WFR) today announced financial results for the first quarter of 2011.

GAAP net sales for the quarter were $735.9 million, an increase of 68% or $298.2 million from $437.7 million in the first quarter of 2010.  Sales were up year-over-year in all segments, but most strongly in Solar Materials and SunEdison.  Sequentially, net sales were down 13% from the 2010 fourth quarter, due to lower Semiconductor Materials and SunEdison volumes.  Non-GAAP net sales for the quarter were $832.6 million, an increase of 85% from the 2010 first quarter, and down 12% from the fourth quarter 2010.  Non-GAAP net sales include $96.7 million of revenue related to real estate and leasing sales transactions which will be recognized in earnings under GAAP in the future.  See the financial statement tables at the end of this press release for a reconciliation between GAAP and non-GAAP financial measures.  Non-GAAP adjustments relate to the SunEdison segment only.

MEMC reported a GAAP net loss for the 2011 first quarter of $4.5 million, or $0.02 per share, compared to net income of $12.6 million, or $0.05 per share, in the 2010 fourth quarter and a net loss of $9.6 million, or $0.04 per share, in the 2010 first quarter.  Non-GAAP net income for the 2011 first quarter was $21.5 million, or $0.09 per share.  First quarter earnings per share was negatively impacted by $0.07 of charges related to the Japan earthquake ($0.02) and unfavorable net legal verdicts and settlements ($0.05), primarily due to the previously announced Semi-Materials case.

During the 2011 first quarter, the company had operating cash use of $225.1 million, compared to operating cash flow of $286.6 million in the 2010 fourth quarter and operating cash use of $110.1 million in the 2010 first quarter.  Operating cash use was driven by higher working capital requirements, including payments to suppliers for SunEdison projects completed and sold in 2010.

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Capital expenditures were $205.4 million in the 2011 first quarter and were primarily related to investments in solar wafer capacity, semiconductor 300mm wafer production, and polysilicon capacity expansion.

Construction of solar energy systems for SunEdison projects of $52.6 million for the 2011 first quarter includes the construction of solar projects currently classified as owned projects and carried as fixed assets. Cash flow for the construction of projects and related payables for projects expected to result in direct sales is reflected in operating cash flows.

During the 2011 first quarter, the company raised $550 million in a senior notes offering.  The company intends to use the note proceeds for general corporate purposes, capital expenditures, joint venture and other investments, and working capital, primarily for the construction of solar power projects.

MEMC ended the 2011 first quarter with cash and cash equivalents of $684.1 million excluding $61.0 million of restricted cash.

Total company debt, including non-recourse project debt and capital leases, was $1,229.1 million at quarter end.  Non-recourse project debt and capital leases were $616.2 million, and there was no short-term borrowing under the company’s corporate revolving credit facility as of March 31, 2011.

“Our first quarter results demonstrate continued operating improvement in the face of several unanticipated unfavorable events including legal verdicts and the Japan earthquake,” said Ahmad Chatila, Chief Executive Officer of MEMC. “We remain focused on our strategic business objectives, investing for growth and driving productivity in our semiconductor and solar businesses.”

Following is additional detail on first quarter 2011 results by segment.

Semiconductor Materials
Semiconductor Materials net sales for the 2011 first quarter were $251.5 million, a decline of 4% from the 2010 fourth quarter and an increase of 15% from the 2010 first quarter.  The sequential decline was primarily driven by the loss of volume due to the shutdown of the Utsunomiya facility following the Japan earthquake on March 11.  The year-over-year increase in sales was primarily the result of higher pricing and improved product mix.

Segment operating profit in the 2011 first quarter was $8.4 million, compared to $25.6 million in the 2010 fourth quarter, and a loss of $7.9 million in the 2010 first quarter.  The sequential decline in operating profit in the 2011 first quarter was primarily the result of the $9.3 million unfavorable impact from the earthquake in Japan.  The year-over-year increase was driven by higher pricing and productivity improvements, partially offset by the impact from the earthquake in Japan.

As disclosed in our April 12th, 2011 press release, we resumed production in our Utsunomiya facility.  As of early May, we have ramped production back to pre-earthquake levels.

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Solar Materials
Solar Materials net sales for the 2011 first quarter were $326.3 million, an increase of 17% from the 2010 fourth quarter and an increase of 107% from the 2010 first quarter.  The sequential increase was driven by higher wafer volumes, partially offset by lower pricing.  The year-over-year increase was the result of significantly higher wafer volumes and improved pricing.

Segment operating profit was $39.4 million in the 2011 first quarter, compared to $38.1 million in the 2010 fourth quarter, and $12.2 million in the 2010 first quarter. The sequential increase was driven by higher wafer volumes, partially offset by higher operating expense associated with the manufacturing ramp of the company’s wafering facility in Kuching, Malaysia.  The year-over-year increase in operating profit was driven by higher wafer pricing and volumes, as well as lower polysilicon cost and lower conversion cost from the company’s tolling partners.  Segment operating results for the quarter included a $3.6 million accrual for an adverse legal verdict.

Solar Energy (SunEdison)
SunEdison GAAP net sales for the 2011 first quarter were $158.1 million, compared to net sales of $307.6 million in the 2010 fourth quarter, and $60.7 million in the 2010 first quarter.  SunEdison non-GAAP net sales for the 2011 first quarter were $254.8 million. During the first quarter of 2011, SunEdison sold to First Reserve a 20.4MW project in Campania, Italy, which was interconnected in December 2010.  Of the total sales proceeds, $95.2 million was recognized as GAAP revenue, $109.5 million was recognized as non-GAAP revenue, and $14.1 million of the sales proceeds were not recognized in GAAP or non-GAAP results as a result of minority ownership interest.  Total 2011 first quarter interconnections were 20.3MW, including 12.1MW of direct sales and sale-lease back projects and 8.2MW of debt financed projects.

SunEdison’s 2011 first quarter GAAP operating loss was $6.6 million, compared to an operating loss of $5.9 million in the 2010 fourth quarter, and operating profit of $6.8 million in the 2010 first quarter. GAAP operating loss in the 2011 first quarter was driven by the timing difference between recognition of cost and revenue under GAAP accounting.  The lower year-over-year comparison was primarily driven by higher required revenue deferrals. SunEdison’s non-GAAP operating income for the 2011 first quarter was $29.0 million.

SunEdison ended the 2011 first quarter with a total pipeline of 1,870MW, an increase of 454MW or 32% from the fourth quarter of 2010 and 1.1 gigawatts or 137% from the 2010 first quarter.  Exiting the 2011 first quarter, 105MW of the pipeline was under construction. SunEdison uses the term “pipeline” to identify solar energy systems for which SunEdison has a signed power purchase agreement or secured a grid connection site and completed permitting, or obtained a letter of intent identifying the terms and conditions to develop a project. “Under construction” refers to projects within pipeline, in various stages of completion, which are not yet operational.

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Corporate/Other
Corporate/other costs were $41.4 million in the 2011 first quarter, compared to $34.6 million in the 2010 fourth quarter and $26.4 million in the 2010 first quarter.  The sequential and year-over-year increases were driven primarily by a $13.9 million accrual for the legal verdict related to the previously disclosed Semi Materials case.

Outlook
MEMC guidance for the year remains unchanged with expected non-GAAP sales in the range of $3.4 - $3.7 billion, non-GAAP earnings per share of $1.00 to $1.30, GAAP sales in the range of $2.8 - $3.1 billion, and earnings per share of $0.25 to $0.55.

Contacts:
Media:
Bill Michalek
Director, Corporate Communications
(636) 474-5443

Investors/Analysts:
Chris Chaney
Director, Investor Relations
(636) 474-5226

Use of Non-GAAP Measures
Management has determined that certain non-GAAP metrics for the SunEdison segment presented herein are the key metrics that will help investors understand the ultimate income and near-term cash flows generated by our SunEdison business.  These non-GAAP measures and metrics include deferrals required under GAAP real estate and lease accounting for some of SunEdison’s direct sales and or its sale-leaseback transactions.  For a complete description of our non-GAAP measures, see the non-GAAP reconciliation table below and Form 8-K filed today.

Conference Call
MEMC will host a conference call today, May 4 at 5:30 p.m. ET to discuss the company’s first quarter results, 2011 outlook and related business matters. A live webcast will be available on the company’s web site at www.memc.com.

A replay of the conference call will be available from 7:30 pm ET on May 4, 2011, until 11:59 pm ET on May 11, 2011.  To access the replay, please dial (320) 365-3844 at any time during that period, using passcode 202648. A replay will also be available on the company’s web site at www.memc.com until 11:59 pm ET on May 11, 2011.

About MEMC
MEMC is a global leader in semiconductor and solar technology.  MEMC has been a pioneer in the design and development of silicon wafer technologies for 50 years.  With R&D and manufacturing facilities in the U.S., Europe, and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells.  Through its SunEdison subsidiary, MEMC is also a developer of solar power projects and a worldwide leader in solar energy services.  MEMC’s common stock is listed on the New York Stock Exchange under the symbol “WFR” and is included in the S&P 500 Index.  For more information about MEMC, please visit www.memc.com.

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Forward-Looking Statements
Certain matters discussed in this press release and on the conference call are forward-looking statements, including that MEMC expects non-GAAP sales in the range of $3.4-$3.7 billion, non-GAAP earnings per share of $1.00-$1.30, GAAP sales in the range of $2.8-$3.1 billion and earnings per share of $0.25-$0.55.  Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include concentrated project development risks related to large scale solar projects; changes to accounting interpretations or accounting rules; market demand for our products and services; changes in the pricing environment for silicon wafers and polysilicon, as well as solar power systems; the availability and size of government and economic incentives to adopt solar power, including tax policy and credits and renewable portfolio standards; the availability of attractive project finance and other capital for SunEdison projects; existing or new regulations and policies governing the electric utility industry; historical conversion rates for SunEdison of pipeline into completed projects may not be achieved; dependence on single and limited source suppliers; utilization of our manufacturing volume and capacity, including the successful ramping of production at our Utsunomiya and Kuching facilities; the terms of any potential future amendments to our long-term agreements with our solar wafer customers; general economic conditions, including the ability of our customers to pay their debts as they become due; our ability to realize the benefits of any announced or future facility closings and/or restructurings; our ability to maintain future growth; failure of third-party subcontractors to construct and install our solar energy systems; customer acceptance of our new products; the impact of competitive products and technologies; inventory levels of our customers; supply chain difficulties or problems; interruption of production; outcome of pending and future litigation matters; good working order of our manufacturing facilities; our ability to reduce manufacturing and operating costs; assumptions underlying management's financial estimates; delays in capacity expansion and the restructuring of our manufacturing operations across different plants; actions by competitors, customers and suppliers; changes in the retail industry; changes in federal or state laws governing utilities; damage to our brand; the integration of the Solaicx acquisition or any future acquisitions; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in foreign economic and political conditions; changes in the composition of worldwide taxable income and applicable tax laws and regulations, including our ability to utilize any net operating losses; changes in technology; the impact of competitive products and technologies; changes in interest and currency exchange rates and other risks described in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company’s judgment as of the date of this press release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; In millions, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010

Net sales	$735.9	$850.1	$437.7
Cost of goods sold	621.9	734.1	378.4
Gross profit	114.0	116.0	59.3

Operating expenses:
Marketing and administration	93.0	72.8	62.2
Research and development	21.0	19.0	11.1
Restructuring charges	0.2	1.0	1.3
Operating (loss) profit	(0.2)	23.2	(15.3)

Non-operating expense (income):
Interest expense	9.0	5.8	12.1
Interest income	(0.9)	(0.7)	(2.3)
(Increase) decline in fair value of warrant	(1.6)	2.1	5.3
Other, net	(0.4)	1.7	0.6
Total non-operating expense	6.1	8.9	15.7
(Loss) income before income tax benefit and equity in earnings of joint ventures	(6.3)	14.3	(31.0)
Income tax benefit	(14.3)	(9.0)	(14.6)
Income (loss) before equity in earnings of joint ventures	8.0	23.3	(16.4)
Equity in earnings of joint ventures, net of tax	1.3	-	7.3
Net income (loss)	9.3	23.3	(9.1)
Net income attributable to noncontrolling interests	(13.8)	(10.7)	(0.5)
Net (loss) income attributable to MEMC stockholders	$(4.5)	$12.6	$(9.6)

Basic (loss) income per share	$(0.02)	$0.05	$(0.04)
Diluted (loss) income per share	$(0.02)	$0.05	$(0.04)

Weighted-average shares used in computing basic (loss) income per share	228.9	227.0	226.8
Weighted-average shares used in computing diluted (loss) income per share	228.9	230.8	226.8

RESULTS BY REPORTABLE SEGMENT

	Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
Net sales:
Semiconductor Materials	$251.5	$262.6	$219.3
Solar Materials	326.3	279.9	157.7
Solar Energy	158.1	307.6	60.7
Consolidated net sales	$735.9	$850.1	$437.7

Operating (loss) income:
Semiconductor Materials	$8.4	$25.6	$(7.9)
Solar Materials	39.4	38.1	12.2
Solar Energy	(6.6)	(5.9)	6.8
Corporate and other	(41.4)	(34.6)	(26.4)
Consolidated operating (loss) income	$(0.2)	$23.2	$(15.3)

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; In millions)

	March 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$684.1	$707.3
Restricted cash	39.1	43.8
Accounts receivable, less allowance for doubtful accounts of $8.2 and $7.8 in 2011	401.3	296.0
and 2010, respectively
Inventories	275.7	214.6
Solar energy systems held for development and sale, including consolidated variable	195.8	237.5
interest entities of $16.4 and $151.8 in 2011 and 2010, respectively
Income taxes receivable	8.3	35.6
Prepaid and other current assets	255.0	202.5
Total current assets	1,859.3	1,737.3

Investments	136.0	110.3
Property, plant and equipment, net:
Semiconductor and Solar Materials, net of accumulated depreciation of $734.9 and $694.6	1,568.7	1,465.9
in 2011 and 2010, respectively
Solar energy systems, including consolidated variable interest entities of $58.5 and $56.2 in 2011	575.4	567.6
and 2010, respectively, net of accumulated depreciation of $18.4 and $14.3 in 2011 and 2010, respectively
Deferred tax assets, net	176.3	139.3
Restricted cash	21.9	18.7
Other assets	219.6	177.6
Goodwill	349.8	342.7
Intangible assets, net	52.3	52.5
Total assets	$4,959.3	$4,611.9

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$6.0	$6.4
Short-term solar energy system financing, current portion of solar energy system financing and	50.7	65.7
capital lease obligations, including consolidated variable interest entities of $5.2 and
$28.8 in 2011 and 2010, respectively
Accounts payable	516.5	745.5
Accrued liabilities	139.2	165.4
Contingent consideration related to acquisitions	31.6	106.4
Accrued wages and salaries	45.6	50.4
Deferred revenue for solar energy systems	4.7	8.8
Customer deposits	106.0	92.9
Income taxes payable	65.0	42.6
Total current liabilities	965.3	1,284.1

Long-term debt and capital lease obligations, less current portion	570.3	20.5
Long-term solar energy system financing and capital lease obligations, less current portion, including
consolidated variable interest entities of $70.2 and $107.2 in 2011 and 2010, respectively	602.1	590.1
Pension and post-employment liabilities	53.3	54.1
Deferred revenue for solar energy systems	98.6	75.0
Semiconductor and Solar Materials deferred revenue	114.1	115.2
Other liabilities	180.9	177.3
Total liabilities	2,584.6	2,316.3

Stockholders' equity:
Preferred stock	-	-
Common stock	2.4	2.4
Additional paid-in capital	592.2	557.9
Retained earnings	2,109.0	2,113.5
Accumulated other comprehensive income	83.4	34.1
Treasury stock	(458.8)	(456.2)
Total MEMC stockholders' equity	2,328.2	2,251.7
Noncontrolling interests	46.5	43.9
Total stockholders' equity	2,374.7	2,295.6
Total liabilities and stockholders' equity	$4,959.3	$4,611.9

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; In millions)

	Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010

Cash flows from operating activities:
Net income (loss)	$9.3	$23.3	$(9.1)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	49.0	45.2	37.5
Stock-based compensation	9.7	12.5	10.9
(Increase) decline in fair value of warrant	(1.6)	2.1	5.3
Change in accounts receivable	(103.3)	(40.8)	(94.1)
Change in accounts payable	(127.6)	162.2	5.1
Changes in income taxes receivable and payable	47.6	30.5	(7.4)
Deferred revenue for solar energy systems	13.3	4.3	2.6
Working capital and other	(121.5)	47.3	(60.9)
Net cash (used in) provided by operating activities	(225.1)	286.6	(110.1)

Cash flows from investing activities:
Capital expenditures	(205.4)	(115.1)	(46.2)
Construction of solar energy systems	(52.6)	(101.5)	(44.9)
Purchases of cost and equity method investments	(20.7)	(2.0)	-
Restricted cash	(19.1)	6.9	(4.4)
Payments to vendors for deposits and loans	(24.0)	(17.0)	-
Proceeds from sale and maturities of investments	-	-	8.0
Proceeds from return of equity method investment	-	7.7	-
Other	(0.6)	(1.4)	6.1
Net cash used in investing activities	(322.4)	(222.4)	(81.4)

Cash flows from financing activities:
Proceeds from senior notes issuance	550.0	-	-
Cash paid for SunEdison acquisition contingent consideration	(50.2)	-	-
Proceeds from solar energy system financing and capital lease obligations	109.2	172.6	72.8
Repayments of solar energy system financing and capital lease obligations	(54.6)	(42.4)	(3.6)
Common stock repurchased	(2.6)	(2.5)	-
Proceeds from non-controlling interests	-	0.1	5.4
Return of investment and dividends to noncontrolling interest	(14.1)	(18.4)	-
Payment of debt financing fees	(20.0)	(3.8)	(6.6)
Net repayments of customer deposits
related to long-term supply agreements	(1.6)	(2.5)	(27.6)
Principal payments on long-term debt	-	(1.8)	(0.3)
Net repayments from Corporate revolver obligations	-	(50.0)	-
Net cash provided by financing activities	516.1	51.3	40.1

Effect of exchange rate changes on cash and cash equivalents	8.2	3.7	(3.4)

Net (decrease) increase in cash and cash equivalents	(23.2)	119.2	(154.8)
Cash and cash equivalents at beginning of period	707.3	588.1	632.7
Cash and cash equivalents at end of period	$684.1	$707.3	$477.9

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited; In millions)

SUMMARY OF CONSOLIDATED DEBT OUTSTANDING	March 31,
2011

Senior notes	$550.0
Materials Business - Bank debt and capital lease obligations	26.3
SunEdison - Debt	36.6
SunEdison - Current portion of non-recourse system financing debt and capital lease obligations	50.7
SunEdison - Non-recourse system financing debt and capital lease obligations, less current portion	565.5
Total	$1,229.1

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
NON-GAAP FINANCIAL MEASURES (Unaudited) [A]

	Three months ended	Three-months ended
(In millions except per share data)	March 31, 2011	March 31, 2010
Non-GAAP Financial Measures
Non-GAAP net sales	$832.6	$450.7
Non-GAAP operating income (loss)	35.4	(11.6)
Non-GAAP net income (loss)	21.5	(6.9)
Non-GAAP fully diluted income (loss) per share	0.09	(0.03)

Reconciliations of GAAP to Non-GAAP Measures
GAAP net sales	$735.9	$437.7
Direct sales [B]	36.4	-
Financing sale-leasebacks [C]	60.3	13.0
Non-GAAP net sales	$832.6	$450.7

GAAP operating loss	$(0.2)	$(15.3)
Direct sales [B]	20.2	-
Cash gain received on financing sale-leasebacks [C]	15.4	3.7
Non-GAAP operating income (loss)	$35.4	$(11.6)

GAAP net loss	$(4.5)	$(9.6)
Total SunEdison non-GAAP adjustments, net of tax [D]	26.0	2.7
Non-GAAP net income (loss)	$21.5	$(6.9)

GAAP fully diluted loss per share	$(0.02)	$(0.04)
Non-GAAP adjustments	0.11	0.01
Non-GAAP fully diluted income (loss) per share	$0.09	$(0.03)

[A]
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting and reporting.  In addition to reporting financial results in accordance with GAAP, we have provided non-GAAP financial measures for the SunEdison business. The Company believes that these non-GAAP measures represent important internal measures of performance for the SunEdison business, and better reflect SunEdison’s income and near term cash flows.  Accordingly, where these measures are provided, it is done so that investors have the same financial data that management uses to evaluate the operational and financial performance of the SunEdison business unit. MEMC management uses these measures to manage the SunEdison business because it believes these measures are more representative of the operational health and performance of that business.   These non-GAAP measures should not be considered as a substitute for, and should only be read in conjunction with, measures of financial performance prepared in accordance with GAAP and the reconciliation of each non-GAAP measure to the directly comparable GAAP measure set forth in the press release.

[B]
These non-GAAP measures include adjustments to revenue in the Company’s Solar Energy (SunEdison) segment from direct sales of solar energy systems where we have received upfront partial payments and, absent real estate accounting requirements, we would have recognized revenues under the percentage of completion accounting method.  The non-GAAP measures also include adjustments to non-GAAP revenue and/or profit deferred related to SunEdison’s maximum exposure for power warranties, system uptime guarantees and breach of contract provisions offered to the direct sale customers for these systems that are considered continuing involvement by SunEdison in the sold solar energy systems.  This revenue is not recognized as of the reporting date under GAAP real estate accounting rules because the solar energy systems are considered integral to the real estate on which they were built.  Absent real estate accounting requirements, deferred revenues related to continuing involvement would be recognized under GAAP during the reporting period because SunEdison has historically experienced minimal losses related to these guarantees.  For these direct sales, the sales contracts have been executed and SunEdison has either received payment in full or maintains a valid and legal note receivable for the full sales price that SunEdison expects to collect within a short period after completion of the project.

[C]
Adjustment relates to revenue from SunEdison sale/leaseback transactions accounted for as financings. This includes cash received for the legal sale of the solar energy system to the purchaser that will not be recognized as revenue under GAAP.  Non-GAAP operating income includes the upfront cash margin in an amount equal to the difference between (a) the cash received as of the reporting date from SunEdison’s financing partners in sale-leaseback transactions considered financings and (b) SunEdison’s total costs to construct the solar energy systems sold under the sale-leaseback transactions.  These sale-leaseback transactions are classified as financing transactions under GAAP because the system is considered integral to the land or building on which it resides and because SunEdison has continuing involvement with the system through a purchase option.  This system development margin will be recognized under GAAP upon termination of the related lease through the non-cash extinguishment of the debt offset by any remaining net book value of the solar energy system asset.

[D]	Income tax has been calculated using the estimated incremental tax rate for MEMC in the jurisdictions giving rise to the operating income adjustment.